Exhibit 10.13
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made to be effective as of the 15th day of September, 2009, by and among RULES-BASED MEDICINE, INC., a Delaware corporation (the “Borrower”). f/k/a RBM Acquisition, Inc., RBM HOLDINGS, LLC, a Delaware limited liability company (“RBM Holdings”), RBM MANAGEMENT GROUP, LLC, a Delaware limited liability company (“RBM Management”), whose collective address is 3300 Duval Road, Austin, Texas 78759, and HEARTLAND COMMUNITY BANK, an Arkansas state bank whose address is 4937 Highway 5 North, Bryant, Arkansas 72022 (the “Lender”).
Recitals of Fact
     A. Borrower has requested that Lender commit to make a loan to Borrower in an amount not to exceed the aggregate principal amount of Five Million and NO/100 Dollars ($5,000,000.00) (the “Loan”); and
     B. Lender has agreed to make the Loan on the terms and conditions herein set forth.
     NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:
ARTICLE ONE
DEFINITION OF TERMS
     1.01. Definitions. For the purposes of this Agreement, unless the context otherwise requires, all capitalized terms used in this Agreement that are defined in the Note or other Loan Documents and which are not otherwise defined in this Agreement shall have the meanings herein as set forth therein, and the following terms shall have the respective meanings assigned to them in this Article One or in the section or recital referred to below:
     “Advance” means the disbursement by Lender of a sum or sums loaned to Borrower pursuant to this Agreement, including but not limited to the Loan made pursuant to Section 2.01 of this Agreement.
     “Agreement” shall have the meaning assigned to such term in the preamble hereof.
     “Lender” shall have the meaning assigned to such term in the preamble hereof.
     “Borrower” shall have the meaning assigned to such term in the preamble hereof.
     “Business Day” means every day upon which Lender is open for banking business.
     “Closing Date” means the date set out in the preamble hereof.
     “Compass Bank Loan Documents” means the Commercial Loan Agreement between Borrower and Compass Bank and any and all other agreements or documents, amendments or supplements thereto or modifications or restatements thereof executed or delivered pursuant to the terms of such Commercial Loan Agreement or in connection therewith.
     “Default” means any of the events specified in Section 8.01 of this Agreement, regardless of whether there shall have occurred any passage of time or giving of notice or both that would be necessary in order to constitute such event an Event of Default.
     “Event of Default” shall have the meaning assigned to such term in Section 8.02 of this Agreement.
     “Financial Statements” means such financial statements, balance sheets, profit and loss statements, reconciliations of capital and surplus, changes in financial condition, schedules of sources and applications of funds, operating statements with respect to Borrower, and other financial information of Borrower as shall be reasonably required by Lender from time to time.
     “Indebtedness” means, with respect to any Person, all indebtedness, obligations and liabilities of such Person, which constitutes:
(a)	all “liabilities” which would be reflected on a balance sheet of such Person, prepared in accordance with generally accepted accounting principles;

(b)	all obligations of such Person in respect of any guaranty; and

(c)	all obligations of such Person in respect of any capital lease
     “Laws” means all applicable statutes, laws, ordinances, regulations, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, county, parish, town, township, village, municipality or Tribunal, and “Law” means each of the foregoing.
     “Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any Law, or otherwise.
     “Loan” shall have the meaning assigned to such term in the recitals hereof.
     “Loan Documents” means this Agreement, the Note, the Pledge, the Waiver and Consent Agreement, the Subordination Agreement, and any and all other agreements or documents (and with respect to this Agreement, and such other agreements and documents, any amendments or supplements thereto or modifications or restatements thereof) executed or delivered pursuant to the terms of this Agreement or in connection herewith.
     “Material Adverse Effect” means any (a) event or circumstance in which Borrower seeks to challenge the validity, perfection or enforceability of any Loan Document or refuses to comply with Lender’s request pursuant to Section 6.09 hereof, (b) material adverse effect upon the financial condition or business operations of Borrower, (c) material adverse effect upon the ability of Borrower to fulfill its obligations under the Loan Documents, or (d) event or circumstance which causes a Default or an Event of Default.
     “Maturity Date” means the Termination Date.
     “Maximum Rate” means the maximum variable rate of interest as defined in the Note.
     “Note” means the Promissory Note of even date executed by Borrower in favor of Lender in the aggregate principal amount of Five Million and NO/100 Dollars ($5,000,000.00) delivered pursuant to Section 2.01 of this Agreement, and all renewals, modifications, extensions and increases thereof.
     “Obligations” means all present and future Indebtedness, obligations and liabilities of Borrower to Lender, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Agreement, or pursuant to any other Loan Document, or represented by the Note, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

     “Organizational Documents” means all of Borrower’s organization documents evidencing Borrower’s authority to enter into this Agreement and execute the Note including, but not limited to, an officer’s certificate, a certificate of incumbency, borrowing resolutions, articles of organization, operating agreement, and a certificate of good standing. The Organizational Documents shall also include the organizational documents of RBM Holdings and RBM Management.
     “Permitted Liens” means any of the following:
(a)	liens securing any Obligations to the Lender;

(b)	liens securing any indebtedness, obligations and liabilities under the Senior Secured Loan Documents;

(c)	liens or security interests securing any indebtedness or liabilities resulting from purchase money indebtedness and capital leases not to exceed $2,000,000.00 in the aggregate annually in the ordinary course of business as permitted under this Agreement;

(d)	liens for taxes, assessments, or other governmental charges or levies not yet due;

(e)	liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due; and

(d)	existing liens or security interests securing any indebtedness or liabilities resulting from purchase money indebtedness and capital leases not to exceed $650,000.00 in the aggregate.
     “Person” means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.
     “Pledge” shall mean that certain Stock Pledge and Security Agreement of even date executed by RBM Holdings and RBM Management in favor of Lender, pursuant to which RBM Holdings pledged Three Million Five Hundred Ninety Four Thousand Nine Hundred Ninety (3,594,990) shares of common stock of Borrower and RBM Management pledged Four Million Five Hundred Fourteen Thousand Ten (4,514,010) shares of common stock of Borrower.
     “Pledgors” shall mean, collectively, RBM Holdings and RBM Management.
     “RBM Holdings” shall have the meaning assigned to such term in the preamble hereof.
     “RBM Management” shall have the meaning assigned to such term in the preamble hereof.
     “Senior Secured Loan Documents” means the Compass Bank Loan Documents and any and all other agreements or documents, amendments or supplements thereto or modifications or restatements of such agreements or documents, and all other agreements or documents, amendments or supplements thereto or modifications or restatements of such agreements or documents executed in connection with any senior secured Indebtedness of Borrower.
     “Stock” means the shares of stock of Borrower set forth in the Pledge.
     “Subordination Agreement” means the Subordination Agreement between Borrower, Lender and Compass Bank.

     “Subsidiary” means any entity of which fifty percent (50%) or more of the voting shares is owned, directly or indirectly, by Borrower or any Subsidiary of Borrower, and “Subsidiaries” means all of such corporations.
     “Termination Date” shall mean September 15, 2011, except as provided in Section 2.06.
     “Waiver and Consent Agreement” means that certain Waiver and Consent Agreement by and among Borrower, Lender, RBM Holdings, RBM Management and the Investors (defined therein).
     “Other Definitional Provisions”
(a)	All terms defined in this Agreement shall have the above-defined meanings when used in this Agreement, the Note or any other Loan Documents, certificate, report or other document made or delivered pursuant to this Agreement, unless the context therein shall otherwise require.

(b)	Defined terms used herein in the singular shall include the plural and vice versa.

(c)	The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)	All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles.
ARTICLE TWO
LOAN AND NOTE
     2.01. Commitment to Make Loan. Subject to the terms and conditions herein set out and in the Note and provided no Event of Default shall have occurred, Lender agrees and commits to make a loan to Borrower on the Closing Date in an aggregate principal amount of Five Million and NO/100 Dollars ($5,000,000.00).
     2.02. The Note and Interest. The Loan shall be evidenced by the Note. The first draw on the Note shall include an amount for the payment of interest on the Loan through September 15, 2011, which payment shall be in an amount equal to $550,000.00 and shall be deposited in an escrow account with Lender from which the interest payments provided for in the Note shall be made. The entire principal amount of the Loan and any accrued and outstanding interest shall be due and payable on the Termination Date.
     2.03. Payment of Principal on Maturity of Term Note. The unpaid principal amount of the Note, and all accrued but unpaid interest thereon, shall be due and payable on the Termination Date.
     2.04. Optional Prepayments. Borrower may, at its option, from time to time, subject to the terms and conditions hereof and in the Note, without penalty, prepay any or all amounts under the Loan. Borrower shall have the right, upon giving five (5) days written notice to Lender, to prepay all amounts due hereunder and under the Note. Upon such prepayment, Lender agrees to promptly execute and deliver to Borrower any and all releases of liens and termination statements reasonably requested by Borrower as necessary to fully release the Collateral and the Obligations.
     2.05. Manner and Application of Payments. All payments and prepayments of principal of, and interest on, the Loan and the Note and any payment of fees required hereunder shall be made by Borrower to Lender, in federal or other immediately available funds at Lender’s principal office. Should the principal of, or any installment of the principal or interest on, the Loan and the Note, or any fee, become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. All payments made on the Loan and the Note shall be credited, to the extent of the amount thereof, in accordance with the terms of the Note.
     2.06. Extension. Provided that an Event of Default has not occurred and is not continuing, and further provided that Borrower provides Lender with at least sixty (60) days written notice prior to the Termination Date, Lender agrees to extend the Termination Date to September 15, 2012. In the event that Borrower exercises the extension option set forth herein, (a) Borrower shall pay all accrued but unpaid interest due under the payment schedule set forth in the Note on or before September 15, 2011; (b) Borrower shall pay to Lender an origination fee equal to three percent (3.00%) of the outstanding principal amount of the Loan on or before September 15, 2011; and (c) during the additional twelve (12) month period, (i) the Loan shall bear interest at a variable rate of interest equal to the Prime Rate (defined herein) plus four and seventy-five hundredths percent (4.75%), provided that the interest rate shall in no event fall below eight percent (8.00%) or exceed twelve percent (12%), and (ii) Borrower shall continue to make quarterly interest payments in accordance with the payment schedule set forth in the Note. For purposes of this Section, “Prime Rate” means the Prime Rate of interest charged by banks in New York, New York, as reflected in the Southwest Edition of The Wall Street Journal or, in the event such rate is no longer published by The Wall Street Journal, such other variable reference or benchmark rate of interest that is reasonably established by Lender as its index rate to be in effect from time to time, whether or not such rate is otherwise published.
ARTICLE THREE
CONDITIONS PRECEDENT
     3.01. Advance. The obligation of Lender to make the Loan is subject to the condition precedent that, on or before the Closing Date, Lender shall have received (or waived receipt of) each of the following, each in form and substance and dated as of a date satisfactory to Lender:
(a)	Note. The duly executed Note.

(b)	Loan Documents. All of the Loan Documents duly executed by the appropriate parties.

(c)	Pledge. The duly executed Pledge.

(d)	Incumbency. Signed certificates of the Board of Directors (or equivalent) of Borrower, RBM Holdings and RBM Management which shall certify the name(s) of the officer(s) of said entities authorized to sign each of the Loan Documents and the other documents or certificates to be delivered by said entities pursuant to the Loan Documents, together with the true signatures of each of such officer(s). Lender may conclusively rely on such certificates until Lender shall receive a further certificate of the Board of Directors (or equivalent) of said entities canceling or amending the prior certificate and submitting the signatures of the officer(s) named in such further certificate.

(e)	Authorizations. Authorization of the Board of Directors of Borrower approving the execution, delivery and performance of this Agreement, the Note, the other Loan Documents executed by Borrower and the transactions contemplated herein and therein, duly adopted by the Board of Directors and accompanied by a certificate of the duly authorized officer(s) of Borrower stating that such resolutions are true and correct, have not been altered or repealed and are in full force and effect on the Closing Date. Authorizations of the Board of Directors (or equivalent) of RBM Holdings and RBM Management approving the execution, delivery and performance of the Pledges and the transactions contemplated herein and therein, executed by the Board of Directors.

(f)	Official Certificates. Certificates of organization, existence and good standing (or other similar instruments) for Borrower, RBM Holdings and RBM Management issued by the

Secretary of State of the state of organization of said entities and certificates of qualification and good standing (or other similar instruments) for Borrower issued by the Secretary of State of each of the states wherein Borrower is qualified to do business as a foreign corporation.

(g)	Bylaws. A copy of the Bylaws of Borrower, and all amendments thereto, certified by the duly authorized officer(s) of Borrower as being true, correct and complete. A copy of the Articles of Organization of RBM Holdings and RBM Management, and all amendments thereto, certified by the duly authorized officer(s) of said entities as being true, correct and complete.

(h)	Lien Searches. Uniform Commercial Code or other Lien searches from such recording offices and on such Persons as Lender may specify, evidencing that no Liens on the Stock exist in favor of any Person.

(i)	Opinion Letter. An opinion of Borrower’s counsel acceptable to Lender dated as of the Closing Date.
     3.02. Other Required Documents. The obligations of Lender and Borrower under this Agreement are subject to the condition precedent that, on or before the Closing Date, Lender and Borrower shall have received (or waived receipt of) each of the following, each in form and substance and dated as of a date satisfactory to Lender and Borrower:
(a)	Subordination Agreement. Lender, Borrower and Compass Bank have executed and delivered the Subordination Agreement.

(b)	Waiver and Consent Agreement. Each of the parties to the Waiver and Consent Agreement have executed and delivered the Waiver and Consent Agreement.
ARTICLE FOUR
COLLATERAL PLEDGE
     4.01. Collateral. In consideration of the Loan and to secure the Obligations, Pledgors hereby grant, convey, and transfer to Lender a continuing security interest in the Stock as described in the Pledges, all whether now owned or hereafter acquired by Pledgors, and also including, but not limited to, the following property, whether now owned or hereafter acquired, all additions, increases, proceeds, products, profits, renewals, replacements, and substitutions of the foregoing, whether now owned or hereafter acquired, whether or not held by a bailee for the benefit of Pledgors, together with all books and records pertaining to the Collateral and the equipment containing said books and records including computer stored information and all software relating thereto, plus all cash and non-cash proceeds and all proceeds of proceeds arising therefrom (collectively the “Collateral”).
     The items or classes of Collateral designated above shall have the same meaning herein as set forth in the Uniform Commercial Code, Ark. Code Ann. §§4-1-101, et seq.
     4.02. Pledgors’ Duties Toward the Collateral.
(a)	Transfer of Collateral. Pledgors will not sell, offer to sell, grant a security interest in, or otherwise transfer or encumber the Collateral or any interest in the Collateral without the prior written consent of Lender, which consent shall not be unreasonably withheld, provided that any successor or assignee of the Collateral shall deliver to Lender, as a condition to any transfer or assignment, a counterpart signature page to this Agreement pursuant to which such successor or assignee shall confirm their agreement to be subject to and bound by this Agreement. Pledgors will not permit the Collateral to be the subject of any court order affecting Pledgors’ rights to the Collateral in any action by any person other than Lender.
(b)	Taxes. Except when contested in good faith, Pledgors will pay when due all taxes and assessments which may be levied or assessed against Pledgors and against the Collateral, including, but not limited to, sales taxes, use taxes, personal property taxes, real property taxes, improvement district assessments, special assessments, property owner association assessments, income taxes, documentary stamp taxes, franchise taxes, withholding taxes, FICA taxes, and unemployment taxes. Pledgors will provide timely proof of payment of such taxes and assessments upon Lender’s request.
     4.03. Lender’s Duty to Act. Lender’s duty, with reference to the Collateral and any books or records pertaining to the Collateral, shall be solely to use reasonable care in the custody and preservation of the Collateral and such books and records in Lender’s possession, which duty shall not include any steps necessary to preserve rights against prior parties nor the duty to send notices, perform services, or take any action in connection with the management of the Collateral, nor the duty to protect, preserve, or maintain any security interest given to others by Pledgors or other parties. Lender shall be under no duty to exercise or to withhold the exercise of any of the rights, remedies, powers, privileges and options expressly or impliedly granted to Lender in this Agreement and Lender shall not be responsible or liable for any failure to exercise such rights nor for its delay in so doing.
     Lender shall be deemed to have exercised reasonable care as custodian of the Collateral if it takes such action to protect and preserve the Collateral as Pledgors shall request in writing, but failure to honor such request shall not be deemed to be a failure to exercise reasonable care if Lender in good faith believes that it is not in the best interest of Pledgors or Lender to do so.
     4.04. Lender’s Rights to Collateral. With respect to that portion of the Collateral which is or comes into the possession of Lender, in its discretion and without notice to Borrower or Pledgors, Lender may take any one or more of the following actions without liability:
(a)	After an Event of Default has occurred and for so long as such Event of Default is continuing, transfer to or register in its name or the name of its nominee any of the Collateral, with or without indication of its security interest, and whether or not so transferred or registered, receive the profits, income, dividends, and other distributions thereon and hold them or apply them to the Obligations in any order of priority;

(b)	After an Event of Default has occurred and for so long as such Event of Default is continuing, exercise or cause to be exercised all voting and corporate or partnership powers with respect to any of the Collateral so registered or transferred, including all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Collateral, as if the absolute owner thereof;

(c)	Exchange any of the Collateral for other property upon a reorganization, recapitalization or other readjustment, and in connection therewith, deposit any of the Collateral with any committee or depository upon such terms as Lender may determine;

(d)	After an Event of Default has occurred and for so long as such Event of Default is continuing, in its name or in the name of Pledgors, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and to sign and endorse the name of Pledgors upon any note, trust deed, mortgage, stock certificate, stock power, bond power, check, draft, money order, or any other documents of title or evidences of payment, shipment, or storage in the name of Pledgors to the extent any of the same constitute the Collateral, it being the intention of

Pledgors to grant to Lender the right to sell any portion or all of the Collateral and to the proceeds therefrom;

(e)	Make any compromise or settlement that Lender deems advisable with respect to any of the Collateral; and

(f)	Renew or extend any account or other indebtedness held as Collateral.
     4.05. Violations of Law. Pledgors shall not use the Collateral or permit the Collateral to be used in violation of any municipal, state, or federal law or regulation, nor in violation of any order of any governmental regulatory agency.
ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants, in addition to the representation and warranties made to Lender by Borrower in the Note and other Loan Documents, the terms of which are incorporated herein by reference, that as of the Closing Date:
     5.01. Intentionally Omitted.
     5.02. No Financing of Regulated Corporate Takeovers. No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, including particularly (but without limitation) Sections 13(d) and 14(d) thereof.
     5.03. Organization and Good Standing. Borrower is a corporation duly organized and existing in good standing under the Laws of the state of its organization, is duly qualified as a foreign entity and in good standing in all states in which it is doing business and has the power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein it proposes to transact business in the future.
     5.04. Power and Authority. The execution, delivery and performance of the Agreement, the Note and any other Loan Documents executed pursuant thereto by Borrower have been duly authorized by all requisite action and will not violate any provision of Law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which any of Borrower’s properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument that would materially and adversely affect the financial condition, property or operations of Borrower, or, other than as provided in the Loan Documents, result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, other than the Permitted Liens.
     5.05. Valid and Binding Obligation. All of the documents referred to herein to which Borrower is a party, upon execution and delivery, will constitute valid and binding obligations of Borrower enforceable in accordance with their terms, subject to the effect of general principles of equity, including limitations on the availability of equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally.

     5.06. Full Disclosure. There is no material fact that Borrower has not disclosed to Lender which could have a Material Adverse Effect. Neither the Financial Statements referenced in Section 6.01 of this Agreement, nor any certificate or statement delivered herewith or heretofore by Borrower to Lender in connection with negotiation of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading. The Financial Statements properly reflect the financial condition of Borrower as of the date rendered and no material adverse change has occurred since the date of the most recent financial information supplied to Lender.
     5.07. No Default. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default if not cured materially and adversely affects the financial condition, property or operations of Borrower.
     5.08. Litigation. Except as previously disclosed to Lender in writing, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of Borrower, threatened against or affecting Borrower, or any properties or rights of Borrower, which, if adversely determined, would constitute a Material Adverse Effect on the financial or any other condition of Borrower.
     5.09. Contracts or Restrictions Affecting Borrower. Except as previously disclosed to and approved by Lender in writing, Borrower is not a party to any agreement or instrument with any affiliate or subject to any charter or other corporate or other restrictions which would have a Material Adverse Effect on its business, properties or assets, operations or conditions (financial or otherwise).
     5.10. Use of Proceeds. The proceeds of the Loan will be used by Borrower solely for the purposes of (a) purchasing the stock of Psynova Neurotech, Ltd.; (b) payment of closing costs associated with the Loan; (c) payment of quarterly interest payments on the Loan; and (d) providing working capital for Borrower as needed.
     5.11. Taxes. Borrower has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and, except when contested by Borrower in good faith, has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof, unless the failure to pay would not materially and adversely affect the financial condition, property or operations of Borrower or result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, other than Permitted Liens.
     5.12. Compliance with Law. Borrower is in compliance with all Laws, except where failure to comply will not have a Material Adverse Effect.
     5.13. Survival of Representations and Warranties. All representations and warranties by Borrower herein shall survive delivery of the Note and the making of the Loan and shall continue until repayment of the Note and the Obligations, and any investigation at any time made by or on behalf of Lender shall not diminish Lender’s right to rely thereon.
ARTICLE SIX
AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that from the date hereof and until payment in full of the principal of, interest on and fees with respect to Indebtedness evidenced by the Note, unless Lender shall otherwise consent in writing, such consent to be at the discretion of Lender, Borrower will.
     6.01. Financial Statements. Borrower shall deliver to Lender each of the following:

(a)	Audited Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the close of each respective fiscal year of Borrower, copies of the audited financial statements of Borrower as of the close of such fiscal year and the respective statements of income and retained earnings and changes in financial position of Borrower for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by Borrower) of PMB Helin Donovan, LLP or other independent public accountant selected by Borrower and reasonably satisfactory to Lender to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and fairly present the financial conditions and results of operations of Borrower and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(b)	In-house Quarterly Statements. As soon as available and in any event within forty-five (45) days after the close of each respective fiscal quarter of Borrower, copies of the unaudited financial statements of Borrower as of the close of such fiscal quarter (including balance sheet, income statement and statement of cash flows).

(c)	Other Annual Statements. As soon as available and in any event within one hundred twenty (120) days upon receipt thereof, annual federal tax returns for Borrower; and

(d)	Audit Reports. Promptly upon receipt thereof, one copy of each written report submitted to Borrower by independent accountants in any annual or special audit made.
     6.02. Protection of Business Assets. Borrower shall not pledge or mortgage any of its business assets, except for the Permitted Liens, or dispose of or transfer such assets other than in the ordinary course of business in excess of $200,000.00 fair market value in any two (2) year period without the prior written consent of Lender.
     6.03. Prohibition of New Debt. Borrower, RBM Holdings, RBM Management and Borrower’s Subsidiaries shall not incur any new debt for borrowed money without obtaining Lender’s prior written consent, except for the debt under the Senior Secured Loan Documents and purchase money indebtedness and capital leases not to exceed $2,000,000.00 in the aggregate annually in the ordinary course of business.
     6.04. Regulatory Action. Borrower, its Subsidiaries, RBM Holdings and RBM Management shall not be subject to any regulatory enforcement action which materially and adversely affects their financial condition, property or operations.
     6.05. Prepayment. The Note may be prepaid in whole or in part at any time without penalty.
     6.06. Compliance with Loan Documents. Borrower will promptly comply with any and all covenants and provisions of this Agreement, the Note and any other Loan Documents.
     6.07. Compliance with Material Agreements. Borrower will comply in all material respects with all material contracts, leases, agreements, indentures, mortgages or documents binding on it or affecting its properties or business, except in the case where Borrower disputes a material agreement in good faith.
     6.08. Maintenance of Records. Borrower will keep at all times books, records, and accounts in which full, true and correct entries will be made, in accordance with good accounting practices, of all dealings or transactions in relation of its business and affairs, and Borrower will provide adequate protection against loss or damage to such books of record and account. Lender shall have full authority, upon reasonable notice to Borrower, to inspect all records and property of Borrower.
     6.09. Further Assurances. Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, and take any and all such other action, as Lender may, from time to time, deem reasonably necessary or proper in connection with this Agreement or any of the other Loan Documents and the Obligations of Borrower under this Agreement or under any of the other Loan Documents, which Lender may reasonably request from time to time.
     6.10. Business and Existence. Borrower will perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all Laws, except where failure to comply will not have a Material Adverse Effect, and continue to conduct and operate its business substantially as conducted and operated during the present and preceding fiscal years. Borrower shall not change its current Chairman (Mark Chandler), Chief Executive Officer (T. Craig Benson) or Chief Financial Officer (Pat McClain) without providing Lender with written notice of the occurrence of any such change no later than ten (10) days after such change.
     6.11. Notice of Default. Promptly following Borrower’s first knowledge or notice, furnish Lender with written notice of the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Agreement, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.
     6.12. Other Notices. Borrower will promptly notify Lender of (a) any material adverse change in its financial condition or its business, (b) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any Indebtedness owing by Borrower, (c) any material adverse claim against or affecting Borrower, and (d) the commencement of, and any material determination in, any litigation which might have a Material Adverse Effect.
     6.13. Authorizations and Approvals. Borrower will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents.
     6.14. Name Change for Borrower. Borrower will promptly notify Lender in writing prior to any change in Borrower’s name.
ARTICLE SEVEN
NEGATIVE COVENANTS
     Borrower and each Pledgor covenants and agrees that at all times from and after the Closing Date, unless Lender shall otherwise consent in writing, consent to be at the discretion of Lender, Pledgors will not either directly or indirectly:
     7.01. Negative Pledge. Grant, create, incur, permit or suffer to exist any mortgage, pledge, security interest, conditional sale or other title retention agreement, charge, encumbrance or other Lien upon the Collateral, except as provided in that certain Investors’ Rights Agreement of Rules-Based Medicine, Inc. dated October 12, 2007, and the Waiver and Consent Agreement.

ARTICLE EIGHT
DEFAULT
     8.01. Event of Default. A Default shall exist if any of the following shall occur:
(a)	Failure by Borrower to make any payment to Lender when due;

(b)	A default or breach by Borrower or Pledgors under any of the material terms of the Note, this Agreement, or any other Loan Document;

(c)	A default or breach Borrower or Pledgors under any of the material terms, warranties, covenants and provisions of any Loan Document or any agreement with Lender, including without limitation, any note, loan agreement, security agreement, subordination agreement, mortgage, deed of trust, deed to secure debt, assignment of beneficial interest, construction loan agreement, guaranty agreement, trust deed, pledge agreement, security agreement or any other document or instrument evidencing, guaranteeing, or securing any other obligations of Borrower to Lender;

(d)	The making or furnishing of any written representation, statement, or warranty to Lender which is knowingly false or incorrect in any material respect or the failure to furnish facts necessary to prevent any statement made from being knowingly misleading, by, or on behalf of Borrower or Pledgors;

(e)	The dissolution, liquidation or insolvency of Borrower, RBM Holdings or RBM Management, the appointment of a receiver by or on the behalf of said entities, the assignment for the benefit of creditors by or on behalf of said entities, the voluntary or involuntary termination of existence by said entities or any co-signer, endorser, or surety of the Note, or the commencement under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against Borrower, RBM Holdings or RBM Management;

(f)	Entry of a judgment against Borrower, Pledgors, or any co-signer, endorser, surety or guarantor if it will have a Material Adverse Effect on the financial condition, solvency, business operation or net worth of Borrower or any Pledgor;

(g)	A material adverse change in the financial condition, property or operations of Borrower that can reasonably be expected to impair the ability of the Borrower to repay the Obligations;

(h)	Failure by Borrower or Pledgors to pay any material tax, assessment, rent, insurance premium, or escrow payment on or before its due date unless disputed in good faith;

(i)	Without the prior written consent of Lender: (i) any contract to transfer or sell any of Borrower’s property or business except as permitted in this Agreement; or (ii) transfer of control of the business of Borrower or more than fifty percent (50%) of the ownership of Borrower, RBM Holdings or RBM Management, whether by transfer of shares, partnership interest, joint venture, pledge, merger, consolidation or otherwise, except if such transfer of ownership is to a current direct or indirect owner of Borrower;

(j)	Failure to give Lender written notice of any action by Borrower to guarantee or otherwise in any way become liable or be responsible for the indebtedness or obligation of any other person or entity; or

(k)	Use of any portion of the loan proceeds in any transaction which may cause Lender to directly or indirectly incur any securities or environmental liability.
     8.02. Notice, Grace Period and Cure. Upon the occurrence of a Default described in Section 8.01(a) of this Agreement, Lender shall give Borrower written notice of such Default and shall not accelerate the Note or exercise any of Lender’s rights or remedies under any of the Loan Documents if (i) within ten (10) days of such notice Borrower commences to remedy and diligently continue to pursue a remedy of such Default, and (ii) such Default is remedied to the reasonable satisfaction of Lender within ten (10) days of such notice. Upon the occurrence of a Default described in Sections 8.01(b), 8.01(c), 8.01(d), 8.01(f), 8.01(g), 8.01(h), 8.01(i), 8.01(j), or 8.01(k) of this Agreement (other than a Default described in Sections 8.01(a) or 8.01(e) of this Agreement), Lender shall give Borrower written notice of such Default and shall not accelerate the Note or exercise any rights or remedies under any of the Loan Documents if (i) within ten (10) days of such notice Borrower commences to remedy and diligently continue to pursue a remedy of such Default, and (ii) such Default is remedied to the reasonable satisfaction of Lender within forty-five (45) days of such notice or Borrower is diligently taking such steps as Lender deems to be reasonable under the circumstances to cure such Default. There shall be no grace period for Defaults under Section 8.01(e) of this Agreement. An “Event of Default” shall exist if such Default is not cured within the applicable grace period set forth in this Section 8.02.
     8.03. Remedies Upon Event of Default. If an Event of Default occurs and such Default is not cured pursuant to Section 8.02 of this Agreement, and for so long as such Event of Default is continuing, then Lender may exercise any one or more of the following rights and remedies, and any other rights and remedies provided in any of the Loan Documents as Lender, in its sole discretion, may deem necessary or appropriate:
(a)	terminate Lender’s commitment to lend hereunder,

(b)	declare the principal of, and all interest then accrued on, on the Note, and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, except as provided in this Agreement and the Loan Documents,

(c)	reduce any claim to judgment, and/or

(d)	without notice of default or demand, pursue and enforce any of Lender’s rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement.
     Notwithstanding anything set forth in this Section 8.03, if any Event of Default specified in Section 8.01(e) of this Agreement shall occur, the principal of, and all interest then accrued on, the Note and other liabilities hereunder shall thereupon become due and payable automatically and concurrently therewith, and Lender’s obligations to lend shall immediately terminate hereunder, without any further action by Lender and without presentment, demand, protest, notice of default, notice of acceleration or intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.
     Further, after a judgment is entered by a court of competent jurisdiction that an Event of Default has occurred under the Obligations and that the Obligations are due and payable in full, Lender shall have the right to the appointment of a receiver to take possession of Borrower’s premises, properties, assets, books and records, without consideration of the value of the collateral pledged as security for the Note or the solvency of any person liable for the payment of the amounts then owing, and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the payment of the Note, and interest thereon.
     8.04. Right of Offset. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, after an Event of Default that is not cured pursuant to Section 8.02 and for so long as such Event of Default is continuing, Lender is hereby authorized at any time or from time to time, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of the Obligations and liabilities of Borrower to Lender under any of the Loan Documents, including, without limiting the generality of the foregoing, all claims of any nature or description arising out of or connected with any of the Loan Documents.
ARTICLE NINE
MISCELLANEOUS
     9.01. Strict Compliance. If any action or failure to act by Borrower violates any covenant or obligation of Borrower contained herein, then such violation shall not be excused by the fact that such action or failure to act would otherwise be permitted by any covenant (or exception to any covenant) other than the covenant violated.
     9.02. Modifications. No provision of this Agreement or the other instruments relating to the Loan may be modified, amended, waived, or terminated except by instrument in writing executed by the parties hereto and then shall be effective only in the specific instance and for the purpose for which given.
     9.03. Form and Substance. All documents, certificates, insurance policies, and other items required under this Agreement to be executed or delivered to Lender shall be in form and substance reasonably satisfactory to Lender.
     9.04. No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the Indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law. Provided, however, that if a Default is cured within the applicable cure period or waived by Lender in writing, the Lender is precluded from subsequently asserting such event as an Event of Default and, if Lender is notified by Borrower of an Event of Default and Lender fails to notify Borrower within thirty (30) days of receipt of such notice that Borrower is obligated to cure such default, then in that instance the default is deemed waived by Lender.
     9.05. Notices. Except for telephonic notices permitted herein, any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be (i) given in writing and personally delivered or mailed by prepaid certified or registered mail, or (ii) made by telex, facsimile or electronic mail delivered or transmitted, to the party to whom such notice of communication is directed, to the address of such party as follows:

(a)	Lender:	Heartland Community Bank
4937 Highway 5 North
Bryant, Arkansas 72089
Attn: Mr. Mark Hoffpauir, Senior Vice President
		Phone:	(501) 847-7982
		Fax:	(501) 847-7983
		Email:	mhoffpauir@heartlandbankonline.com

(b)	Borrower:	Rules-Based Medicine, Inc.
3300 Duval Road
Austin, Texas 78759
Attn: Mr. T. Craig Benson, President
		Phone:	(512) 225-9235
		Fax:	(512) 532-7572
		Email:	cbenson@rulesbasedmedicine.com
Any notice to be mailed or personally delivered may be mailed or delivered to the principal office of the party to whom such notice is addressed. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is mailed or personally delivered as aforesaid or, if transmitted by telex or facsimile, on the day that such notice is transmitted as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 9.05.
     9.06. Governing Law. This Agreement has been prepared, is being executed and delivered, and is intended to be performed in the State of Arkansas, and the substantive Laws of such state and the applicable federal Laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement and all of the other Loan Documents.
     9.07. Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable under present or future Laws during the term of this Agreement, such provision shall be fully severable; such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Loan Document; and the remaining provisions of such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from such Loan Document.
     9.08. Binding Effect. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors, assigns and legal representatives; provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations thereunder. Upon notice to Borrower, Lender shall be entitled to grant participations in or assign some or all of its rights and remedies under this Agreement and the Loan Documents to any federally insured financial institution without the prior written consent of Borrower. Except as provided in the preceding sentence, Lender shall not be entitled to assign any of its rights, remedies or obligations under this Agreement or the Loan Documents without the prior written consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned.
     9.09. Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.
     9.10. Terminology; Section Headings. All personal pronouns used in this Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Agreement.

     9.11. Survival. All representations and warranties made by Borrower herein shall survive delivery of the Note and the making of the Loan until repayment of the Note and the Obligations.
     9.12. No Third Party Beneficiary. The parties do not intend the benefits of this Agreement to inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, or for debts or claims accruing to any such Persons against Borrower. Notwithstanding anything contained herein or in the Note, or in any other Loan Document, or any conduct or course of conduct by any or all of the parties hereto, before or after signing this Agreement, nor any other Loan Document shall be construed as creating any right, claim or cause of action against Lender, or any of its officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, nor to any other Person or entity other than Borrower.
     9.13. Conflict. In the event of any conflict between the provisions hereof and the provisions of any other Loan Document, including but not limited to the Note, during the continuance of this Agreement the provisions of this Agreement shall control.
     9.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     9.15. Receipt of Copy. Borrower hereby acknowledges receiving a copy of this Agreement, the Note, and all other Loan Documents executed in connection with this Agreement.
     9.16. Time of Essence. Time is of the essence of this Agreement, the Note, and any other Loan Documents executed and delivered in connection herewith.
     9.17. Non-Control. In no event shall Lender’s rights hereunder be deemed to indicate that Lender is in control of the business, management or properties of Borrower or has power over the daily management functions and operating decisions made by Borrower.
     9.18. Fees and Expenses. Borrower agrees to pay, or reimburse Lender for, the reasonable actual out-of-pocket expenses, including counsel fees and fees of any accountants, inspectors, or other similar experts, as deemed necessary by Lender, incurred by Lender in connection with the enforcement of, or the preservation of any rights under this Agreement, the Note, and any instrument or document now or hereafter securing the Loan; provided, that Borrower shall only be responsible for reasonable and customary costs in connection with the Loan. Lender shall provide Borrower with written notice that such sums are due as provided in this Section (accompanied by reasonable supporting documentation) and Borrower shall have ten (10) days thereafter to pay such sums in full.
     9.19. Indemnification. Except to the extent attributable to the gross negligence, bad faith or willful misconduct on the part of the Lender, and for a period of three (3) years after the Termination Date, Borrower agrees to indemnify, defend and hold Lender harmless from and against all demands, claims, actions or causes of action, assessments, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses, asserted against, relating to, imposes upon or incurred by Lender by reason of or resulting from:
(a)	a breach of any representation or warranty of Borrower contained in or made pursuant to this Agreement, expressly including, but not limited to, the representations and warranties contained in Section 5.06 of this Agreement;

(b)	any claim based upon the alleged negligence of Borrower, or any of Borrower’s agents or employees, resulting in property damage or personal injury (including death);

(c)	any claim based on product liability resulting in property damage or personal injury (including death) based upon goods manufactured, sold or delivered by Borrower; or

(d)	the imposition on Lender of any liability of Borrower not to be assumed by Lender hereunder.
     9.20. USA PATRIOT Act. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. Lender will ask for Borrower’s legal name, address, tax ID number or social security number and other identifying information. Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrower, or other related persons.
     9.21. Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement and any of the Loan Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     9.22. Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ respective partners, directors, managers, officers, advisors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the consent of Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a non-confidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Affiliate relating to Borrower or any Affiliate and their businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or a affiliate; provided, that in the case of information received from Borrower or any affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.
     IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

LENDER:

HEARTLAND COMMUNITY BANK an Arkansas state bank

By:	/s/ Mark Hoffpauir
Mark Hoffpauir, Senior Vice President
[Signature Page Follows.]

BORROWER:

RULES-BASED MEDICINE, INC. a Delaware corporation

By:	/s/ T. Craig Benson
T. Craig Benson, President

RBM HOLDINGS:

RBM HOLDINGS, LLC a Delaware limited liability company

By:	/s/ T. Craig Benson
T. Craig Benson, Manager

RBM MANAGEMENT:

RBM MANAGEMENT GROUP, LLC a Delaware limited liability company

By:	/s/ T. Craig Benson
T. Craig Benson, Manager

STATE OF	Texas	)

		)	ss:	ACKNOWLEDGMENT
COUNTY OF	Travis	)

     On this day, before me, the undersigned, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named T. CRAIG BENSON, to me personally well known, who stated that he was the President of
RULES-BASED MEDICINE, INC., a Delaware corporation, and was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that he had so signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 17th day of September, 2009.

/s/ [illegible] Notary Public
My commission expires:

11-06-2010
(S E A L)

STATE OF	Texas	)

		)	ss:	ACKNOWLEDGMENT
COUNTY OF	Travis	)

     On this day, before me, the undersigned, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named T. CRAIG BENSON, to me personally well known, who stated that he was the Manager of RBM HOLDINGS, LLC, a Delaware limited liability company, and was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of said limited liability company, and further stated and acknowledged that he had so signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 17th day of September, 2009.

/s/ [illegible] Notary Public
My commission expires:

11-06-2010
(S E A L)

STATE OF	Texas	)

		)	ss:	ACKNOWLEDGMENT
COUNTY OF	Travis	)

     On this day, before me, the undersigned, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named T. CRAIG BENSON, to me personally well known, who stated that he was the Manager of RBM MANAGEMENT GROUP, LLC, a Delaware limited liability company, and was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of said limited liability company, and further stated and acknowledged that he had so signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 17th day of September, 2009.

/s/ [illegible] Notary Public
My commission expires:

11-06-2010
(S E A L)

STATE OF	Arkansas	)

		)	ss:	ACKNOWLEDGMENT
COUNTY OF	Salini	)

     On this day, before me, the undersigned, a Notary Public, duly commissioned, qualified and acting, within and for said County and State, appeared in person the within named MARK HOFFPAUIR, to me personally well known, who stated that he was the Senior Vice President of HEARTLAND COMMUNITY BANK, an Arkansas state bank, and was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of said bank, and further stated and acknowledged that he had so signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 17th day of September, 2009.

/s/ Jennifer Rupe Notary Public
My commission expires:

2-13-2017
(S E A L)